(page 63)
                                                                   Exhibit 10.f.
                                SECOND AMENDMENT

                                     TO THE

                     HEILIG-MEYERS EMPLOYEES' PROFIT-SHARING

                                       AND

                             RETIREMENT SAVINGS PLAN



SECOND AMENDMENT, dated as of February 1, 1994, to the Heilig-Meyers Employees' Profit-Sharing and Retirement Savings Plan by Heilig-Meyers Company (the "Company"). The Company maintains the Heilig-Meyers Employees' Profit-Sharing and Retirement Savings Plan, as amended and restated effective as of March 1, 1989 (the "Plan"). The Company now wishes to amend the Plan to change its plan year and to make certain other changes required under applicable law. NOW, THEREFORE, the Plan is amended as follows: I. Section 1.8 is amended by inserting the following new subsection (d) and by relettering the remainder of the section accordingly: (d) Heilig-Meyers Company Associates, Inc.

II. Section 1.10(b) is amended by inserting the following new sentence immediately after the first sentence thereof: Effective for Plan Years beginning on or after March 1, 1994, the dollar amount referred to in the preceding sentence shall be $150,000, or an adjusted amount as determined pursuant to Code Sections 401(a)(17) and 415(d).

III. Effective as of March 1, 1994, Section 1.11 is amended in its entirety as follows:
1.11 Consolidated Income Before Income Taxes: The Company's estimated consolidated income before taxes for the fiscal year that begins in the Plan Year for which such calculation is performed. Consolidated Income Before Income Taxes shall be determined in whatever manner the Board, in its discretion, deems appropriate.

IV.      Effective for plan years beginning on or after January 1, 1995,
Section 1.16 is amended as follows:
    1.16           Entry Dates:  Each January 1 and July 1.

V.       Section 1.28 is amended in its entirety to read as follows:
    1.28           Plan Year:  Effective as of January 1, 1995, the calendar

(page 64)
year. The Plan Year from March 1, 1994 to December 31, 1994 shall be a short Plan Year.

VI.      Section 4.10 is deleted in its entirety.

VII. Section 6.6(b) is amended by deleting all but the first sentence thereof and by substituting the following in place of the deleted language:
The Participant's consent must be given in writing on a form provided by the Committee. Such form, and a notice which explains the optional forms of benefit available to the Participant under the Plan and his right to defer the receipt of his benefits under subsection (c), will be provided to the Participant no less than 30 days and no more than 90 days before the Annuity Starting Date. For the purposes of this subsection, Annuity Starting Date shall mean the date on which the distribution to the Participant is to commence. Notwithstanding the foregoing, a distribution may commence less than 30 days after the date on which the notice described above is given to the Participant, provided that:

(1) The Committee clearly informs the Participant that the Participant has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and

(2) The Participant, after receiving the notice, affirmatively elects a distribution.

VIII. Section 6.6 is further amended by adding the following new subsection (c) and subsection (d), and by relettering the remainder of the section accordingly:
(c) If a Participant who becomes entitled to a distribution under subsection (b) does not consent to the distribution, the Participant's vested Account balance will be held in the Trust and will not be distributed until the earlier of (i) the date the Participant consents to the distribution, (ii) the Participant's Normal Retirement Date, or (iii) the Participant's death.

(d) If a Participant's vested Account balance is $3,500 or less, the Account will be distributed in a single sum payment without the Participant's consent.

IX.      Section VI is amended by adding the following new Section 6.12:
    6.12           Eligible Rollover Distributions:

(a) This Section applies to distributions made on or after January 1, 1993. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee's election under this Section, a distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an eligible rollover distribution paid

(page 65)
directly to an eligible retirement plan specified by the distributee in a direct rollover.

(b)      Definitions.

         (i) Eligible rollover distribution: An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Code section 401(a)(9); and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to Employer securities).

         (ii) Eligible retirement plan: An eligible retirement plan is an individual retirement account described in Code section 408(a), an individual retirement annuity described in Code section 408(b), an annuity plan described in Code section 403(a), or a qualified trust described in Code section 401(a), that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving Spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

         (iii) Distributee: A distributee includes an Employee or former Employee. In addition, the Employee's or former Employee's surviving Spouse and the Employee's or former Employee's Spouse or former Spouse who is the Alternate Payee under a qualified domestic relations order, as defined in Code section 414(p), are distributees with regard to the interest of the Spouse or former Spouse.

         (iv) Direct rollover: A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee.

X. Except where otherwise stated, this Amendment shall be effective as of March 1, 1994.

XI. In all respects not amended, the Plan is hereby ratified and confirmed.

To record the adoption of the Second Amendment, as set forth above, the Company has caused this document to be signed on this 28th day of December, 1994.
         HEILIG-MEYERS COMPANY
         By:/s/ William J. Dieter